Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard, Senior Vice President and Investor Relations Officer 954-308-4200

SMF ENERGY CORPORATION RECEIVES NASDAQ NOTICE
REGARDING MINIMUM BID PRICE

Ft. Lauderdale, FL, December 31, 2007 - SMF ENERGY CORPORATION, formerly, STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, announced that on December 28, 2007, the Company received written notice from The Nasdaq Stock Market (“Nasdaq”), indicating that the minimum closing bid price of its common stock had fallen below $1.00 for 30 consecutive trading days, and therefore, the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(4). In accordance with the Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided a compliance period of 180 calendar days, or until June 25, 2008, to regain compliance. At this time, this notification has no effect on the listing of the Company’s common stock on the Nasdaq Capital Market.

While the Company cannot control the trading prices of its stock in the market, there are various steps that can be taken by an issuer to alleviate a low stock price, including but not limited to a reverse stock split. The Company is actively considering all possible means to retain its Nasdaq listing, which it considers a valuable source of liquidity for its shareholders.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended September 30, 2007, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and the in the Form 10-Q for the quarter ended September 30, 2007.